Exhibit 10(a)

DESCRIPTION OF DIRECTORS’ ANNUAL CASH FEE POLICY

Each non-employee director of the Company shall receive (i) a retainer at the rate of $20,000 per annum ($25,000 in the case of the non-executive Chairman of the Board), which shall be payable in equal quarterly installments, commencing with the organizational meeting of the Board of Directors (the “Board”) immediately following each Annual Meeting of Stockholders of the Company, (ii) a fee of $1,000 for each meeting of the Board attended, $500 ($1,000 in the case of the Chairperson) for each meeting of the Board’s Audit, Compensation and Nominating/Governance Committees attended and $1,000 ($2,000 in the case of the Chairperson) for each meeting of the Board’s Executive Committee attended, in each case whether such meeting is attended in person, telephonically or by other electronic communication provided that, if a meeting is scheduled to be held in person and the non-employee director attends such meeting telephonically or by other electronic communication, such non-employee director shall receive 50% of the amount that he or she would otherwise receive for attending such meeting in person and (iii) reimbursement for his or her reasonable travel and other expenses incurred in attending Board and Committee meetings in accordance with, and subject to, the Company’s Reimbursement Policy for Non-Employee Directors.